Exhibit 99.1

CEVA, Inc. Announces Preliminary Third Quarter 2013 Revenues and Sets Earnings Release Date

MOUNTAIN VIEW, Calif. – October 03, 2013 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for the mobile, digital home and networking markets, today announced preliminary revenues for the third quarter ended September 30, 2013. The company expects to report total revenues of approximately $10 million, as compared to the company’s prior guidance of $11.5 million to $12.5 million.

“Our licensing and related revenues came in lower than projected for the third quarter due mainly to not closing a significant license agreement,” noted Gideon Wertheizer, Chief Executive Officer of CEVA. “Beyond this licensing agreement, we continue to expand our licensee base and market reach beyond our core market, the cellular handset. During the third quarter, we signed four new, first-time CEVA customers for non-baseband applications for smart meters, satellite communication, automotive and connectivity. We also signed a follow-on agreement with a key player in the wireless infrastructure space.”

Third quarter operating expenses is forecasted to be higher by approximately $600,000 than previously guided, due to a delay in receiving research and development grant payments from the Office of the Chief Scientist of Israel which were not received in the third quarter, as had been forecasted. However, these grants are expected to be received in the fourth quarter.

CEVA will issue its earnings results for the third quarter on October 30th, before the NASDAQ market opens.

Following the earnings release on October 30th, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the company’s operating performance for the quarter.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-877-870-4263 (Access Code: CEVA)

•	International Participants: Dial +1-412-317-0790 (Access Code: CEVA)

The conference call will also be available live via the Internet at the following link: http://www.videonewswire.com/event.asp?id=96235. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10034620) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on November 7, 2013. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

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About CEVA, Inc.

CEVA is the world’s leading licensor of silicon intellectual property (SIP) DSP cores and platform solutions for the mobile, portable and consumer electronics markets. CEVA’s IP portfolio includes comprehensive technologies for cellular baseband (2G / 3G / 4G), multimedia (vision, imaging and HD audio), voice processing, Bluetooth, Serial Attached SCSI (SAS) and Serial ATA (SATA). In 2012, CEVA’s IP was shipped in more than 1 billion devices, powering smartphones from many of the world’s leading OEMs, including HTC, Huawei, Lenovo, LG, Nokia, Motorola, Samsung, Sony, TCL and ZTE. Today, more than 40% of handsets shipped worldwide are powered by a CEVA DSP core. For more information, visit www.ceva-dsp.com. Follow CEVA on twitter at www.twitter.com/cevadsp.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements about the preliminary third quarter 2013 revenues, optimism about CEVA’s business outlook and growth opportunities for non-baseband applications, the forecasted higher operating expenses for the third quarter 2013 and the anticipated timing for receipt of research and development grant payments in the fourth quarter 2014. The risks, uncertainties and assumptions include: the ultimate success in executing the strategic license agreement, the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for CEVA; CEVA’s success in penetrating new markets, including for non-baseband applications, and maintaining its market position in existing markets; the ability of products incorporating CEVA’s technologies to achieve market acceptance, the effect of intense industry competition and OEM consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating its technologies do not achieve market acceptance; CEVA’s ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in the company’s SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. Director of Marketing & Investor Relations +1.650.417.7976 richard.kingston@ceva-dsp.com